Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 3, 2017, Post Holdings, Inc. (“Post” or the “Company”), together with its newly organized subsidiary, Westminster Acquisition Limited, purchased all of the equity of Latimer Newco 2 Limited, a company registered in England and Wales (“Latimer”), and of Latimer’s direct and indirect subsidiaries, including Weetabix Limited (collectively “Weetabix”), from the shareholders of Latimer (the “Sellers”) (such transaction, “the Acquisition”). Weetabix is a United Kingdom based packaged food company that primarily produces ready-to-eat cereal products spanning branded and private label. The consolidated financial statements of Latimer include interests in the assets, liabilities, revenues and expenses attributable to Weetabix. Post paid the Sellers approximately £1,454.1 million (approximately $1,887.2 million) at closing to consummate the Acquisition.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Post and the consolidated financial information of Weetabix and has been prepared to reflect the Acquisition and related financing. The Company financed the transaction from the proceeds of the Company’s term loan borrowing of $1.0 billion on June 29, 2017 (“Term Loan”) under the Company’s existing Amended and Restated Credit Agreement (as amended and restated, the "Credit Agreement") and from cash on hand.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of October 1, 2015 and does not intend to project the future financial results of Post after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Post’s financial condition would have been had the transaction closed on March 31, 2017 or for any future or historical period. The unaudited pro forma condensed consolidated statements of operations and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Acquisition and synergies that may be derived.

Post’s fiscal year ends in September, while Weetabix’s fiscal year ends in December. The unaudited condensed consolidated balance sheet combines the unaudited consolidated balance sheet of Post as of March 31, 2017 and the unaudited consolidated balance sheet of Weetabix as of April 1, 2017. The full-year unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2016 combines the audited consolidated statement of operations for Post for the fiscal year ended September 30, 2016 with the audited consolidated statement of operations for Weetabix for the fiscal year ended December 31, 2016. The interim unaudited pro forma condensed consolidated statement of operations for the six months ended March 31, 2017 combines the unaudited statement of operations of Post and the unaudited statement of operations of Weetabix for the six months ended April 1, 2017. The three months ended December 31, 2016 for Weetabix are included in both the fiscal year ended December 31, 2016 and the six months ended April 1, 2017 statements of operations.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•	Post’s Current Report on Form 8-K filed July 3, 2017, including exhibits thereto, which describes the Acquisition;

•
unaudited interim financial statements of Post as of and for the six months ended March 31, 2017, which are included in Post’s Quarterly Report on Form 10-Q for the six months ended March 31, 2017, as filed with the SEC;

•
audited financial statements of Post as of and for the year ended September 30, 2016, which are included in Post’s Annual Report on Form 10-K for the year ended September 30, 2016, as filed with the SEC; and

•	audited financial statements of Weetabix as of and for the year ended December 31, 2016, which are included as Exhibit 99.1 on this Form 8-K/A.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2017
(in millions)

	Post Historical	Weetabix IFRS Historical	Weetabix US GAAP Adjustments		Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$1,484.9	$74.3	$—		$(850.1)	(e)	$709.1
Restricted cash	6.2	—	—		—		6.2
Receivables, net	484.3	65.9	—		6.8	(m)	557.0
Inventories	513.0	47.2	—		21.4	(f)	581.6
Prepaid expenses and other current assets	36.7	—	—		—		36.7
Total current assets	2,525.1	187.4	—		(821.9)		1,890.6
Property, net	1,345.8	224.0	—		97.3	(g)	1,667.1
Goodwill	3,125.9	802.0	—		84.0	(h)	4,011.9
Other intangible assets, net	2,807.2	1.2	(0.8)	(a)	584.3	(i)	3,391.9
Deferred income taxes	—	4.9	(4.9)	(b)	—		—
Other assets	21.6	118.4	9.0	(c)	(0.2)	(j)	148.8
Total assets	$9,825.6	$1,337.9	$3.3		$(56.5)		$11,110.3
Liabilities and Shareholders' Equity
Current Liabilities
Current portion of long-term debt	$4.5	$—	$—		$10.0	(k)	$14.5
Accounts payable	210.3	97.0	—		—		307.3
Other current liabilities	241.6	12.3	2.1	(b)	13.3	(l)	269.3
Total Current Liabilities	456.4	109.3	2.1		23.3		591.1
Long-term debt	5,266.0	1,059.5	(12.0)	(d)	(68.2)	(k)	6,245.3
Deferred income taxes	814.0	36.7	(3.3)	(b)	133.6	(m)	981.0
Other liabilities	301.0	10.5	0.7	(c)	—		312.2
Total Liabilities	6,837.4	1,216.0	(12.5)		88.7		8,129.6
Shareholders' Equity
Preferred stock	—	—	—		—		—
Common stock	0.7	22.5	—		(22.5)	(n)	0.7
Additional paid-in capital	3,567.1	29.6	—		(29.6)	(n)	3,567.1
(Accumulated deficit) retained earnings	(330.7)	65.9	15.8	(a,b,c,d)	(99.8)	(n)	(348.8)
Accumulated other comprehensive loss	(62.4)	—	—		—		(62.4)
Treasury stock	(186.5)	—	—		—		(186.5)
Total Shareholders' equity excluding noncontrolling interest	2,988.2	118.0	15.8		(151.9)		2,970.1
Noncontrolling interest	—	3.9	—		6.7	(o)	10.6
Total Shareholders' equity	2,988.2	121.9	15.8		(145.2)		2,980.7
Total Liabilities and Shareholders' equity	$9,825.6	$1,337.9	$3.3		$(56.5)		$11,110.3

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2016
(in millions, except per share data)

	Post Historical	Weetabix IFRS Historical	Weetabix US GAAP Adjustments		Pro Forma Adjustments		Pro Forma
Net Sales	$5,026.8	$549.8	$—		$4.3	(p)	$5,580.9
Cost of goods sold	3,479.4	298.0	(5.6)	(c)	17.6	(g,q)	3,789.4
Gross Profit	1,547.4	251.8	5.6		(13.3)		1,791.5
Selling, general and administrative expenses	839.7	138.1	(2.9)	(c)	(10.5)	(g,p,q)	964.4
Amortization of intangible assets	152.6	0.1	—		10.9	(i)	163.6
Other operating expenses, net	9.4	—			—		9.4
Operating Profit	545.7	113.6	8.5		(13.7)		654.1
Interest expense, net	306.5	78.4	(8.8)	(c,d)	9.4	(s)	385.5
Loss on extinguishment of debt	86.4	—	—		—		86.4
Other expense (income)	182.9	(0.7)	—		—		182.2
(Loss) Earnings before Income Taxes	(30.1)	35.9	17.3		(23.1)		—
Income tax (benefit) expense	(26.8)	5.3	3.5	(b)	(19.5)	(m)	(37.5)
Net (Loss) Earnings including noncontrolling interest	(3.3)	30.6	13.8		(3.6)		37.5
Less: Net Earnings (Loss) attributable to noncontrolling interest	—	—	—		—		—
Net (Loss) Earnings	(3.3)	30.6	13.8		(3.6)		37.5
Preferred stock dividends	(25.1)	—	—		—		(25.1)
Net (Loss) Earnings Available to Common Stockholders	$(28.4)	$30.6	$13.8		$(3.6)		$12.4

Loss per Share:
Basic	$(0.41)						$0.18
Diluted	$(0.41)						$0.18

Weighted-average Shares Outstanding (in millions of shares):
Basic	68.8						68.8
Diluted	68.8						70.4

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended March 31, 2017
(in millions, except per share data)

	Post Historical	Weetabix IFRS Historical	Weetabix US GAAP Adjustments		Pro Forma Adjustments		Pro Forma
Net Sales	$2,505.2	$251.9	$—		$1.5	(p)	$2,758.6
Cost of goods sold	1,761.9	136.9	(3.2)	(c)	8.6	(g,q)	1,904.2
Gross Profit	743.3	115.0	3.2		(7.1)		854.4
Selling, general and administrative expenses	451.4	61.9	(1.6)	(c)	(8.3)	(g,p,q,r)	503.4
Amortization of intangible assets	77.9	—	—		5.5	(i)	83.4
Other operating expenses, net	0.3	—	—		—		0.3
Operating Profit	213.7	53.1	4.8		(4.3)		267.3
Interest expense, net	153.1	41.7	(9.6)	(c,d)	7.4	(s)	192.6
Loss on extinguishment of debt	62.5	—	—		—		62.5
Other income, net	(145.5)	(0.2)	—		—		(145.7)
Earnings before Income Taxes	143.6	11.6	14.4		(11.7)		157.9
Income tax expense	50.0	3.1	2.7	(b)	(9.4)	(m)	46.4
Net Earnings including noncontrolling interest	93.6	8.5	11.7		(2.3)		111.5
Less: Net Earnings attributable to noncontrolling interest	—	0.1	—		—		0.1
Net Earnings	93.6	8.4	11.7		(2.3)		111.4
Preferred stock dividends	(6.8)	—	—		—		(6.8)
Net Earnings Available to Common Stockholders	$86.8	$8.4	$11.7		$(2.3)		$104.6

Earnings per Share:
Basic	$1.26						$1.52
Diluted	$1.18						$1.40

Weighted-average Shares Outstanding (in millions of shares):
Basic	68.7						68.7
Diluted	79.3						79.3

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(dollars in millions, except per share data)

Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial information presented here is based on the historical audited and unaudited consolidated financial statements of Post and the audited and unaudited consolidated financial statements of Weetabix. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2017 assumes the Acquisition was completed on that date. The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2016 and the six months ended March 31, 2017 assume the Acquisition was completed on October 1, 2015. The Company financed the Acquisition with cash on hand as of the closing date which was principally derived from the proceeds of the Company’s Term Loan borrowing of $1.0 billion. Pro forma adjustments related to the financing have been made in the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2016 and the six months ended March 31, 2017 to reflect the impact of the financing as if it had been completed on October 1, 2015.

The historical financial information of Weetabix was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and presented in British pounds sterling (“GBP”). The historical financial information was translated from British pounds sterling to US dollars (“USD”) using the following historical exchange rates:

£ / $
Average exchange rate for the year ended December 31, 2016 (statement of operations)	0.7413
Average exchange rate for the six months ended March 31, 2017 (statement of operations)	0.8059
Period end exchange rate at March 31, 2017 (balance sheet)	0.8008
Purchase price exchange rate at July 3, 2017	0.7705

In addition, certain adjustments were made, as described in the notes herein, to convert Weetabix's historical financial information from IFRS to US Generally Accepted Accounting Principles (“US GAAP”) and to align Weetabix's accounting policies to the those applied by the Company.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the Acquisition and that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to the Acquisition and related financing, and that are factually supportable and expected to have a continuing impact on Post.

The Acquisition will be accounted for as a business combination. Accordingly, the total purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. At this time, Post has not yet completed a detailed valuation analysis to determine the fair values of Weetabix's assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Post has not yet completed the due diligence necessary to identify all of the adjustments required to conform Weetabix's accounting policies to Post’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analysis, there may be additional increases or decreases to the recorded book values of Weetabix's assets and liabilities, including but not limited to property, plant and equipment, tradenames, customer relationships and other intangible assets that could give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated information. Accordingly, once the necessary valuation analysis has been performed and the final purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the Acquisition.

Certain amounts in Weetabix's historical balance sheet and statement of operations have been reclassified to conform to Post’s presentation.

Transaction Summary
Post paid the Sellers approximately £1,454.1 (approximately $1,887.2) at closing to consummate the Acquisition effective on July 3, 2017.

Below is a summary of the preliminary allocation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Acquisition on March 31, 2017:

Total consideration as of March 31, 2017 (includes closing consideration of $74.3 for Weetabix cash on hand)	$1,815.9
Allocated to:
Historical net book value of Weetabix (n)	$118.0
Weetabix US GAAP retained earnings adjustments (n)	15.8
Weetabix transaction-related costs to be paid at closing (e)	(11.9)
Preliminary valuation adjustment to inventories (f)	21.4
Preliminary valuation adjustment to real and personal property (g)	97.3
Residual adjustment to goodwill created by the business combination (h)	84.0
Preliminary valuation adjustment to identifiable intangible assets (i)	584.3
Preliminary valuation adjustment to investment in affiliates (j)	(0.2)
Weetabix debt and debt issuance costs to be retired at closing (k)	1,047.5
Deferred tax impact of preliminary valuation adjustments (m)	(133.6)
Preliminary valuation adjustment to noncontrolling interest (o)	(6.7)
Total acquisition cost allocated	$1,815.9

Weetabix US GAAP Adjustments

(a)
Reflects the reversal of accumulated research and development costs capitalized to the balance sheet under IFRS. These costs are expensed during the period they are incurred to the statement of operations under US GAAP.

(b)
Current and deferred income tax impacts related to US GAAP adjustments in the pro forma condensed consolidated balance sheet have been estimated at Weetabix’s current statutory tax rate of 19%. In addition, reflects an adjustment in deferred income taxes to classify all deferred income taxes as a net liability for conversion of IFRS into US GAAP. Income tax (benefit) expense impacts in the pro forma condensed consolidated statement of operations as a result of US GAAP adjustments have been estimated using Weetabix’s historical statutory tax rate of approximately 20% and 19% for the year ended September 30, 2016 and the six months ended March 31, 2017, respectively.

(c)
Reflects pension adjustments on the balance sheet for the of pension assets, pension liabilities, and (accumulated deficit) retained earnings for conversion of pension accounting under IFRS into US GAAP. Adjustments also reflect the net pension adjustment in the statement of operations of $4.5 and $2.9 for the year ended September 30, 2016 and for the six months ended March 31, 2017, respectively. The pension expense adjustments are split between "Cost of goods sold" ("COGS") and "Selling, general and administrative expenses" ("SG&A"). In addition, reflects a reclassification of net pension interest income from Interest expense, net, to COGS and SG&A in the statement of operations of $4.0 and $1.9 for the year ended September 30, 2016 and for the six months ended March 31, 2017, respectively.

(d)	Reflects the reversal of debt issuance costs extinguished under IFRS on the Weetabix historical balance sheet and in the statement of operations for conversion into US GAAP.

Pro Forma Adjustments

(e)
After consideration of the estimated net proceeds from financing transactions and related fees and Weetabix historical transaction related expenses, Post estimates a pro forma use of $850.1 of cash on hand at closing to consummate the Acquisition on March 31, 2017 including a payment of $74.3 to acquire Weetabix's cash and cash equivalents on hand, resulting in a net pro forma use of cash on hand of $775.8 for the combined entities.

(f)	Reflects the adjustment of Weetabix's historical inventory to its preliminary estimated fair value and adjustments to write-off spare parts inventory in accordance with Post's accounting policies.
(g)
Reflects the adjustment of Weetabix’s property, plant and equipment to its preliminary estimated fair value. For the purpose of determining additional pro forma depreciation expense to be recorded in the unaudited pro forma condensed consolidated statements of operations, the total estimated fair value of property, plant and equipment was assumed to have a weighted average useful life of approximately 13 years. The pro forma depreciation expense adjustments were $2.5 and $1.1 for the year ended September 30, 2016 and for the six months ended March 31, 2017, respectively, and were split between COGS and SG&A.

(h)	Represents the goodwill resulting from purchase accounting after estimating the preliminary fair value of the identifiable assets acquired and liabilities assumed. See “Transaction Summary” above.

(i)
Reflects the adjustment necessary to record Weetabix's identifiable intangible assets to their estimated fair value of $584.7, including approximately $385.9 of indefinite-lived trademarks, approximately $31.4 of definite-lived trademarks and approximately $167.4 of customer relationships representing an increase to the historical net book value of Weetabix's intangible assets of $584.3. For the purpose of determining additional pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of operations, the total estimated fair value of identifiable intangible assets was assumed to have a weighted average useful lives of approximately 17 years for definite-lived trademarks, approximately 20 years for branded customer relationships and approximately 18 years for non-branded customer relationships. The statement of operations reflects pro forma amortization expense adjustments of $10.9 and $5.5 for the year ended September 30, 2016 and for the six months ended March 31, 2017, respectively.

(j)	Reflects the adjustment of Weetabix’s investment in affiliates to its preliminary estimated fair value.
(k)
Reflects the reversal of the book value of Weetabix debt of $1,061.5 and related debt issuance costs of $14.0 retired at the time of closing the Acquisition. The adjustment also reflects the new debt Post incurred to finance the Acquisition. The balance of new Post debt consists of a $1.0 billion principal balance Term Loan less estimated debt issuance costs of $10.7. $10.0 of the principal balance is estimated to be short-term and recorded in "Current portion of long-term debt."

(l)
Represents the net impact of reversing $11.6 of accrued interest recorded on Weetabix’s historical balance sheet for debt instruments that will be retired at the time of closing the Acquisition and recording $24.9 of certain accrued transaction related expenses expected to be incurred.

(m)
Deferred income tax impacts related to Weetabix purchase accounting adjustments as discussed in notes (f), (g), and (i) on the pro forma condensed consolidated balance sheet as a result of purchase accounting have been estimated at Weetabix’s statutory tax rate of 19%. In addition, recorded an estimated income tax receivable adjustment for certain deductible accrued transaction costs as discussed in note (l) using the Post statutory rate of approximately 39%. Income tax (benefit) expense impacts related to Weetabix incremental depreciation and amortization, reversal of historical interest expense, and spare parts expense as discussed in notes (g), (i), (k), and (q) have been estimated using the Weetabix's historical statutory tax rate of approximately 20% and 19% for the year ended September 30, 2016 and the six months ended March 31, 2017, respectively, on the condensed consolidated statement of operations. Income tax (benefit) expense impacts related to the reversal of transaction costs and Post's incremental interest expense as discussed in notes (r) and (s) have been estimated using the Post historical statutory tax rate of approximately 39% for the year ended September 30, 2016 and the six months ended March 31, 2017, respectively, on the condensed consolidated statement of operations.

(n)
Weetabix’s historical equity accounts, including US GAAP adjustments, (the total of which is equal to its net book value) were eliminated as a result of the Acquisition. In addition, (Accumulated deficit) retained earnings has been reduced to reflect certain transaction-related expenses, net of tax, as described in notes (l) and (m) above.

(o)	Reflects the adjustment of Weetabix's noncontrolling interest in a joint venture of 49.9% to its preliminary fair value.
(p)
Historically, Weetabix recorded certain advertising expenses in net sales. Post accounts for these expenses in SG&A. Adjustments of $4.3 and $1.5 were made for the year ended September 30, 2016 and the six months ended March 31, 2017, respectively, to classify Weetabix's advertising expenses in accordance with Post's accounting policies.

(q)
Historically, Weetabix recorded certain procurement costs in COGS and certain freight costs and royalty costs in SG&A. In addition, Weetabix capitalized certain spare parts into inventory on the balance sheet. Post accounts for procurement costs in SG&A and freight and royalty costs in COGS. Post expenses spare parts immediately into COGS. Net adjustments of $15.5 and $7.7 were made for the year ended September 30, 2016 and the six months ended March 31, 2017, respectively, to classify Weetabix's procurement, freight and royalty expenses and spare parts in accordance with Post's accounting policies.

(r)
In the six months ended March 31, 2017 reflects an adjustment of $2.5 to remove non-recurring transaction expenses recorded in Post's historical statement of operations, which are directly attributable to the Acquisition.

(s)
As discussed in “Basis of Pro forma Presentation” above, the purchase consideration for the Acquisition was principally funded by the net proceeds of the Company’s $1.0 billion Term Loan and from cash on hand. For purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2016 and the six months ended March 31, 2017 the purchase price was assumed to be $1,846.0 which is the purchase price, net of cash, translated from GBP to USD on July 3, 2017. For purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2016 and the six months ended March 31, 2017 it was assumed the Term Loan was issued on October 1, 2015 and incremental interest expense, including amortization of related debt issuance costs and interest expense related to the Term Loan issuance at an interest rate of 3.5% was estimated for the the period of October 1, 2015 through March 31, 2017. It was assumed the remaining $846.0 purchase price resulted in incremental interest using the Company's weighted average cost of debt of 5.0% for the period of October 1, 2015 through March 31, 2017. An assumed .125% increase or decrease in the weighted average interest rate would have resulted in an increase or decrease in interest expense by approximately $2.3 and $1.2 for the year ended September 30, 2016 and for the six months ended March 31, 2017, respectively. In addition, Weetabix's historical interest expense was eliminated as a result of the Weetabix debt retirement at the time of closing the Acquisition.